Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report (Form 8-K) of Kinder Morgan, Inc. and to the incorporation by reference in the Registration Statements of Kinder Morgan, Inc. (Form S-8 No. 333-000000 and Form S-3 Nos. 333-177895 and 333-179812) and Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. (Form S-3 Nos. 333-179813-01 and 333-179814-01) of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of El Paso Corporation, and the effectiveness of internal control over financial reporting of El Paso Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 23, 2012